Exhibit 10.22
Summary of Executive Life Insurance Benefit

The (a) President/CEO and (b) other officers of Intermec, Inc. who were (i)  employed as of May 1, 2007 and (ii) not covered by an individual split dollar life insurance policy, are eligible for life insurance coverage issued by Standard Life Insurance and paid by the Company.  The benefit is four times “base salary”, subject to a maximum benefit of $1,500,000.  Coverage over $600,000 is provided only if approved by Standard Insurance, after additional information is provided by the covered executive, who may also be required to take a medical exam.  The covered executive will be taxed on the value of this life insurance coverage each year, under IRS imputed income rules.  The Compensation Committee of the Board of Directors at its meeting on July 8, 2008 approved the participation of Mr. Byrne under this life insurance coverage.